February 24, 2011

PDC Energy Announces 2010 Fourth Quarter and Year-End Results; 2010 Results in Line with Guidance; Solid Annual Production of 37.6 Bcfe from Continuing Operations

DENVER, CO, February 24, 2011: PDC Energy (“PDC,” or the “Company”) (NASDAQ:PETD) today reported its 2010 fourth quarter and year-end operating and financial results.

Full Year 2010 Highlights

•
The Company reported income from continuing operations for the year ended December 31, 2010 of $7.2 million, or $0.36 per diluted share, compared with a year ended December 31, 2009 loss from continuing operations of $78.3 million, or $4.76 per diluted share.

•
The Company reported as discontinued operations the results of operations related to its Michigan and North Dakota assets.  On July 30, 2010, PDC completed the exchange of its Michigan assets with a private purchaser for producing and undeveloped Wolfberry properties in the Permian Basin of Texas.  On February 7, 2011, the Company signed a purchase and sale agreement to sell its North Dakota assets for $9.5 million to a private purchaser.  The effective date of the sale was January 1, 2011, and closing is scheduled for the first quarter 2011.

•
Adjusted net income attributable to shareholders, a non-GAAP financial measure defined below, was $0.4 million for the year ended December 31, 2010, compared to an adjusted net loss of $5.7 million for the year ended December 31, 2009.

•	Year ended 2010 results reflect a 2% increase in average realized sales prices (including realized gains on derivatives), to $6.92 per Mcfe compared to $6.77 per Mcfe for year ended 2009.

•
Annual 2010 production from continuing operations was 37.6 Bcfe, excluding 1.1 Bcfe of production from discontinued operations in Michigan and North Dakota, compared to 41.6 Bcfe of production from continuing operations in 2009, excluding 1.7 Bcfe of production from discontinued operations in Michigan and North Dakota.

•	The Company drilled 170.1 total net wells during 2010, a 115% increase over total net wells of 79.2 drilled in 2009.

•
PDC closed an offering of common equity and convertible debt in November 2010.  The offering raised proceeds of $236.7 million net of fees and expenses.  The net proceeds from the offering will be used to fund organic developmental drilling and additional acquisitions.

•
The Company’s liquidity position at December 31, 2010 was $356.9 million, compared to $238.2 million at December 31, 2009.  PDC’s $302 million borrowing base, net of a $19 million letter of credit, was undrawn at December 31, 2010.

Fourth Quarter 2010 Highlights

•
The Company reported a loss from continuing operations for the fourth quarter 2010 of $18.2 million, or $0.86 per diluted share, compared with the same period 2009 quarterly loss from continuing operations of $16.3 million, or $0.85 per diluted share.  The loss was primarily due to a $23.4 million unrealized hedging loss in the fourth quarter of 2010.

•
Adjusted net loss attributable to shareholders, a non-GAAP financial measure defined below, was $3.6 million for the fourth quarter 2010, compared to an adjusted net loss of $3.1 million for the same 2009 period.

•
Fourth quarter 2010 results reflect a 17% decrease in the average realized sales price (including realized gains on derivatives), to $6.64 per Mcfe compared to $7.99 per Mcfe for the fourth quarter 2009.  Approximately $1.68 per Mcfe of the year over year change in the average realized sales price was due to the decrease in realized hedging gains.

•	The Company drilled 47.6 net wells during the fourth quarter 2010, compared to 14.0 net wells drilled in the same 2009 period.

•	Fourth quarter 2010 production from continuing operations of 9.7 Bcfe was in line with guidance and equal to third quarter 2010 production from continuing operations of 9.7 Bcfe.

Financial Results

Full Year 2010 Results:

PDC’s 2010 total revenue was $347.6 million, a 51% increase from $230.9 million reported for 2009.  Natural gas, NGL, and crude oil sales revenues from the Company's continuing operations for 2010 increased 22% to $209.6 million, an increase of $38.4 million versus the prior year’s $171.2 million.  The average realized sales price of natural gas and oil, including realized gains and losses on derivatives, was $6.92 per Mcfe for 2010, compared to $6.77 per Mcfe for year 2009.  The average realized sales price for natural gas and oil during the 2010 year was $5.67 per Mcfe, an increase of 35% from $4.19 per Mcfe for the year 2009.

Commodity price risk management activities for 2010 resulted in a gain of $59.9 million for the year.  The $59.9 million gain was comprised of a $47.1 million realized gain and a $12.8 million unrealized gain.  Both the realized and unrealized gains were the result of a decrease in spot and forward natural gas prices offset by an increase in spot and forward oil and liquids prices during 2010.  Hedging activity produced a net loss of $10.1 million for 2009.  The $10.1 million net loss in 2009 was comprised of a $107.3 million realized gain and a $117.4 million unrealized loss.

Production costs increased to $66.8 million, or $1.78 per Mcfe for the year ended 2010, compared to $62.1 million, or $1.49 per Mcfe for the same 2009 period.  The per unit expense increase was primarily attributable to the 10% decrease in 2010 production volumes compared to volumes produced in 2009.  Lease operating expenses increased in 2010 primarily due to well workover expenses, which included an increase in tubing and casing repairs of $4.7 million and environmental remediation charges of $2.7 million.  Production taxes increased $3.2 million or 37% for 2010 compared to 2009, primarily related to the 22% increase in sales revenues and an increase in certain tax rates in Colorado.

Depreciation, depletion and amortization (“DD&A”) expense from continuing operations related to natural gas and oil properties for 2010 decreased 14% to $101.7 million, or $2.70 per Mcfe, from $118.7 million, or $2.85 per Mcfe in 2009.  This decrease was primarily attributable to the 10% decrease in production volumes from 2009 as compared to 2010.

General and administrative (“G&A”) expense decreased to $42.2 million in 2010, from $54.0 million in 2009.  The decrease was primarily related to non-recurring charges recorded in 2009: $7.9 million related to the formation of the joint venture (“JV”) between the Company and Lime Rock Partners, LP to form PDC Mountaineer (“PDCM”), $2.9 million related to a separation agreement with a former executive, $1.5 million related to the expensing of previously capitalized 2008 acquisition costs pursuant to the adoption of a new accounting standard and $1.3 million related to corporate relocation costs.  The 2010 decrease was offset in part by an increase in payroll and expenses related to acquisitions, including the repurchase of the 2004 partnerships during 2010.

The Company’s exploration expense increased from $18.2 million in 2009 to $20.3 million in 2010.  The increase was primarily due to increased amortization charges in 2010 related to the impairment of certain individually insignificant unproved properties in the Northeast Colorado (“NECO”) area and the Appalachian Basin.  Exploratory dry hole costs in 2010 included the fracturing and testing of several exploratory zones on a well drilled in the Piceance Basin and a crude oil well drilled in the NECO area.  Operating, personnel and other included $3.7 million for partial demobilization of drilling operations in the Piceance Basin during 2009.

Interest expense for 2010 decreased $3.9 million to $33.3 million, from $37.2 million in 2009, primarily as a result of lower average outstanding balances on the Company’s credit facility.

Fourth Quarter 2010 Results:

Natural gas, NGL, and crude oil sales revenues from the Company's continuing operations for the fourth quarter 2010 were up 8% to $55.8 million, an increase of $4.2 million from $51.6 million for the same 2009 period.  The average realized sales price of natural gas and oil, including realized gains and losses on derivatives, was $6.64 per Mcfe in the fourth quarter 2010 compared to $7.99 per Mcfe in the fourth quarter of 2009.  The average realized sales price for natural gas and oil during this year’s fourth quarter was $5.74 per Mcfe, an increase of 6% from $5.41 per Mcfe for the same quarter 2009.

Commodity price risk management resulted in a net loss of $14.6 million for the fourth quarter of 2010, which was comprised of a $23.4 million unrealized loss, and an $8.8 million realized gain.  Commodity price risk management resulted in a gain of $3.4 million for the fourth quarter 2009, which was comprised of a $24.6 million realized gain offset by a $21.2 million unrealized loss.

Production costs increased 5% to $19.3 million, or $1.99 per Mcfe for the fourth quarter 2010, compared to $18.4 million, or $1.92 per Mcfe for the fourth quarter 2009.  The per unit expense increase was primarily the result of well workovers and increased production taxes in the fourth quarter 2010, offset in part by a decrease in oil field services costs.

DD&A expense related to natural gas and oil properties for the fourth quarter 2010 was $24.7 million, or $2.54 per Mcfe, compared to $27.3 million, or $2.86 per Mcfe, for the fourth quarter 2009.  This decrease was primarily attributable to the decrease in the depletion rate resulting from the increase in the Company’s 2010 year-end reserves.
G&A expense decreased 36% to $11.2 million in the fourth quarter 2010, from $17.5 million in the same 2009 period.  The decrease was primarily related to transactional costs of $7.9 million recognized in the fourth quarter of 2009 from the formation of the JV, offset in part by $0.9 million incurred in the fourth quarter of 2010 from expense related to the Company’s repurchase of its 2004 partnerships.

Exploration expense decreased from $7 million in the fourth quarter 2009 to $6.3 million in the fourth quarter 2010.  The decrease was primarily attributable to a decrease in operating and other expenses of $1.9 million, largely due to non-recurring rig demobilization charges incurred in the fourth quarter 2009, and a decrease in geological and geophysical costs of $0.7 million, offset in part by $1.8 million of increased amortization charges incurred in 2010 due to the impairment of certain properties in the Appalachian Basin.

Interest expense decreased $0.6 million to $9.6 million in the fourth quarter 2010, from $10.2 million in the same period of 2009.  The decrease was primarily due to the write-off in 2009 of $1.4 million of debt issuance costs related to the November 2009 redetermination of the borrowing base supporting the Company’s credit facility, offset by a $0.9 million increase in interest and amortization expenses recorded in the fourth quarter of 2010 related to PDC’s convertible notes offering and the November 2010 redetermination of the Company’s borrowing base.  Debt to book capitalization was 32% at December 31, 2010.  Debt to book capitalization, net of cash was 26% at December 31, 2010.

Richard W. McCullough, Chairman and Chief Executive Officer, stated, “2010 was another very solid year for PDC as we continued to execute our strategic and operational plans.  We were able to increase production in the second half of the year at an annualized rate of 16%, replace reserves at an annual rate of approximately 600% of production, and increase the liquids component of our reserves.  We increased our capital investment in our oil and liquids-rich Wattenberg Field and drilled our initial successful horizontal Niobrara well.  We continued to develop and de-risk our JV’s Marcellus position.  Additionally, we were able to add another core area and additional liquids-rich development potential through our $115 million of acquisitions in the Wolfberry region of the Permian Basin.

“We raised approximately $240 million in net proceeds through our fourth quarter offering of common equity and convertible debt.  The proceeds will contribute to the funding of our 2011 capital budget which we expect to provide strong production growth to 44.9 Bcfe.  We look forward to adding significant shareholder value in 2011.”

Areas of Operations

PDC focuses its development, production and exploration operations primarily in three geographic areas of the U.S.: the Rocky Mountain region, the Permian Basin of West Texas, and the Appalachian Basin.

Rocky Mountain Region
PDC’s primary focus has been on developmental drilling.  The Company divided the Region into two major operating areas: the Wattenberg Field and Grand Valley Field.

Wattenberg Field, DJ Basin, Weld County, Colorado:
Wells have historically been drilled vertically and range from approximately 7,000 to 8,000 feet in depth.  These wells target reservoirs in the Codell and Niobrara formations that have historically contained about 50% crude oil and NGLs.  In October 2010, the Company began a horizontal drilling program targeting the liquid-rich Niobrara shale formation.  Operations, in addition to developmental drilling, included a program of refracturing existing wells in the Codell and Niobrara reservoirs.  PDC’s development is done on per well spacing ranges from 20 to 40 acres.

Grand Valley Field, Piceance Basin, Garfield County, Colorado:
The majority of the development wells were drilled directionally from multi-well pads and generally range from two to ten wells per drilling pad.  These wells range from 7,000 to 9,500 feet in depth and primarily target natural gas reserves developed from multiple sandstone reservoirs in the Mesaverde Williams Fork formation.  Development is done on per well spacing of approximately ten acres.

Permian Basin
PDC entered the Basin through acquisitions in July 2010 and November 2010.  Operating activities in this area focus on developmental drilling for crude oil from the Wolfberry Trend, which combines the Spraberry and Wolfcamp formations. The Company’s Permian Basin assets also produce from additional long-life formations, including the Strawn, Fusselman and Ellenberger, where production optimization and recompletion programs have been initiated.

Appalachian Basin
In October 2009, the Company contributed the majority of its Appalachian Basin assets, consisting of acreage, producing properties and related reserves, gathering assets and equipment, and Lime Rock Partners, LP contributed cash, and formed the PDCM JV.  The producing properties contributed by the Company included developmental wells producing from the shallow Devonian and Mississippian aged tight sandstone reservoirs.  PDCM focuses primarily on exploratory drilling, targeting the Marcellus Shale formation in West Virginia.  In 2010, PDCM drilled five horizontal Marcellus Shale wells to total depth with three of them currently producing to pipeline.  In addition to wells owned through the JV, the Company owns an interest in approximately 271 gross, 88.5 net, natural gas and crude oil wells in West Virginia, Pennsylvania and Tennessee.

Average Costs Related to Oil and Gas Operations (per Mcfe)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Average lifting costs (lease operating expense, exclusive of production taxes)	$1.20	$0.97	$1.11	$0.81
Exploration expense (less impairment and amortization)	$0.21	$0.58	$0.37	$0.34
DD&A (oil and gas properties only)	$2.53	$2.86	$2.70	$2.85

Drilling Activity

The Company drilled 213 gross wells during 2010 which represented an increase of 113% over the prior year.  In addition to the new wells, the Company recompleted (including refracs) 29.3 net wells in 2010 compared to 30.6 in 2009.

Wells Drilled

	Three Months Ended December 31,				Year Ended December 31,
	2010		2009		2010		2009
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Rocky Mountain Region:
Wattenberg Field	58	39.0	23	12.0	171	134.4	82	65.2
Grand Valley Field	2	2.0	-	-	25	25.0	1	1.0
Other	-	-	1	1.0	2	0.5	9	5.0
Total Rocky Mountain Region	60	41.0	24	13.0	198	159.9	92	71.2
Permian Basin	6	5.0	-	-	6	5.0	-	-
Appalachian Basin	3	1.6	1	1.0	8	4.5	8	8.0
Other	-	-	-	-	1	0.7	-	-
Total Wells Drilled	69	47.6	25	14.0	213	170.1	100	79.2

Natural Gas, NGL and Crude Oil Sales Production

The following table provides production from continuing operations for the three months and twelve months ended December 31, 2010 and 2009:

	Three Months Ended December 31,					Year-Ended December 31,
	2010		2009		Percent	2010		2009		Percent
Natural gas (MMcf)
Rocky Mountain Region	5,930.8		6,785.7		-12.6%	23,650.8		29,957.4		-21.1%
Permian Basin	103.1		-		*	148.5		-		*
Appalachian Basin (1)	712.3		1,039.1		-31.5%	2,526.0		4,010.5		-37.0%
Other	16.9		28.9		-41.5%	62.2		121.7		-48.9%
Total	6,763.1		7,853.7		-13.9%	26,387.5		34,089.6		-22.6%

Weighted Average Sales Price	$3.22		$4.12		-21.8%	$3.61		$3.09		16.8%

Crude oil (MBbls)
Rocky Mountain Region	309.5		280.0		10.5%	1,224.9		1,233.3		-0.7%
Permian Basin	22.7		-		*	34.0		-		*
Appalachian Basin (1)	1.7		2.3		-26.1%	5.9		9.6		-38.5%
Other	0.3		0.4		-25.0%	0.5		1.1		-54.5%
Total	334.2		282.7		18.2%	1,265.3		1,244.0		1.7%

Weighted Average Sales Price	$78.37		$68.49		14.4%	$74.03		$55.07		34.4%

NGLs (MBbls)
Rocky Mountain Region	133.8		-		*	561.1		-		*
Permian Basin	21.4		-		*	31.6		-		*
Other	3.5		-		*	8.5		-		*
Total	158.7		-		*	601.2		-		*

Weighted Average Sales Price	$49.15		-		*	$40.05		-		*

Natural gas equivalent (MMcfe)
Rocky Mountain Region	8,590.3		8,465.6		1.5%	34,367.2		37,357.0		-8.0%
Permian Basin	367.6		-		*	541.7		-		*
Appalachian Basin (1)	722.6		1,053.2		-31.4%	2,561.4		4,068.1		-37.0%
Other	39.9		31.0		28.7%	116.3		128.3		-9.4%
Total	9,720.4		9,549.8		1.8%	37,586.6		41,553.4		-9.5%

Weighted Average Sales Price	$5.74	$5.41		6.1%		$5.67	$4.19		35.3%

* Percentage change is not meaningful or equal to or greater than 300%.

(1) For 2010, the decrease in production was primarily the result of PDC’s contribution of natural gas and crude oil properties to PDCM.  Effective January 1, 2010, PDCM was deconsolidated and accounted for in accordance to the proportionate consolidation method.  See Note 1, Nature of Operations and Basis of Presentation, to the Company’s consolidated financial statements included in the Company’s Form 10-K for the year ended December 31, 2010.

Gas and Oil Derivative Activities

The Company uses various derivative instruments to manage fluctuations in natural gas and oil prices.  PDC has in place a series of floors, collars, fixed price and basis swaps on a portion of its natural gas and oil production.  A complete listing of the Company’s derivative positions as of December 31, 2010 is included in the Company’s Form 10-K, available at the Company’s website at www.petd.com.

Non-GAAP Financial Measures

This release refers to "adjusted cash flow from operations" and “adjusted net income (loss) from continuing operations” both of which are non-GAAP financial measures.  Adjusted cash flow from operations is the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables.  Adjusted net income (loss) from continuing operations is net income (loss) from continuing operations excluding the after tax impact of unrealized gains or losses from the change in the mark-to-market value of the Company’s derivatives during the period.  The Company believes it is important to consider adjusted cash flow from operations and adjusted net income (loss) from continuing operations separately, as the Company believes it can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs, and related operational factors, without regard to fluctuations in future commodity prices and without regard to whether the earned or incurred item was collected or paid during that year.  The Company also uses these measures because the collection of its receivables or payment of its obligations and the change in fair market value of derivatives has not been a significant issue for the Company's business, but merely a timing issue from one period to the next, with fluctuations generally caused by considerable changes in commodity prices.  Adjusted cash flow from operations and adjusted net income (loss) from operations are not measures of financial performance under U.S. GAAP and should be considered in addition to, not as a substitute for, cash flows from operations, investing, or financing activities, nor as a liquidity measure or indicator of cash flows reported in accordance with U.S. GAAP.

The following tables provide the calculation of adjusted cash flow from operations and adjusted net income (loss) from continuing operations, non-GAAP measures, for the three months and twelve months ended December 31, 2010 and 2009 (in thousands, except per share data):

Adjusted Cash Flow from Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Adjusted cash flow from operations:
Net cash provided by operating activities	$ 35,021	$ 43,924	$ 151,813	$ 143,895
Changes in assets and liabilities	(4,579)	11,584	(19,556)	26,319
Adjusted cash flow from operations	$ 30,442	$ 55,508	$ 132,257	$ 170,214

Adjusted Net Income (Loss) Attributable to Shareholders

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Adjusted net income (loss) attributable to shareholders:
Net income (loss) attributable to shareholders	$ (18,140)	$ (16,019)	$ 6,214	$ (79,277)
Unrealized (gain) loss on derivatives, net	23,431	20,888	(12,625)	116,623
Provision for underpayment of natural gas sales	-	125	3,252	2,706
Tax effect of above adjustments	(8,901)	(8,063)	3,561	(45,787)
Adjusted net income (loss) attributable to shareholders	$ (3,610)	$ (3,069)	$ 402	$ (5,735)
Weighted average diluted shares outstanding	21,026	19,172	19,821	16,448
Adjusted diluted earnings (loss) per share	$ (0.17)	$ (0.16)	$ 0.02	$ (0.35)

PETROLEUM DEVELOPMENT CORPORATION (dba PDC Energy)
Consolidated Statements of Operations
(in thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Revenues:
Natural gas, NGL and crude oil sales	$ 55,793	$ 51,563	$ 209,644	$ 171,242
Sales from natural gas marketing	15,458	16,395	69,071	59,595
Commodity price risk management gain (loss), net	(14,617)	3,361	59,891	(10,053)
Well operations, pipeline income and other	2,145	2,435	9,041	10,092
Total revenues	58,779	73,754	347,647	230,876

Costs, expenses and other:
Production costs	19,328	18,379	66,817	62,103
Cost of natural gas marketing	15,185	16,198	68,015	57,618
Exploration expense	6,306	6,983	20,266	18,177
Impairment of proved natural gas and crude oil properties	-	-	-	926
General and administrative expense	11,213	17,480	42,188	53,985
Depreciation, depletion, and amortization	26,816	29,298	109,243	126,755
Gain on sale of leaseholds	(21)	(350)	(174)	(470)
Total costs and expenses	78,827	87,988	306,355	319,094

Income (loss) from operations	(20,048)	(14,234)	41,292	(88,218)
Interest income	11	14	71	254
Interest expense	(9,604)	(10,184)	(33,250)	(37,208)

Income (loss) from continuing operations before income taxes	(29,641)	(24,404)	8,113	(125,172)
Provision (benefit) for income taxes	(11,218)	(6,595)	1,192	(45,054)
Income (loss) from continuing operations	$ (18,423)	$ (17,809)	$ 6,921	$ (80,118)
Income (loss) from discontinued operations, net of tax	69	305	(987)	(975)
Net income (loss)	$ (18,354)	$ (17,504)	$ 5,934	$ (81,093)
Less: net loss attributable to noncontrolling interests	(214)	(1,485)	(280)	(1,816)
Net income (loss) attributable to shareholders	$ (18,140)	$ (16,019)	$ 6,214	$ (79,277)

Amounts attributable to Petroleum Development Corporation shareholders:
Income (loss) from continuing operations	$ (18,209)	$ (16,324)	$ 7,201	(78,302)
Income (loss) from discontinued operations, net of tax	69	305	(987)	(975)
Net income (loss) attributable to shareholders	$ (18,140)	$ (16,019)	$ 6,214	$ (79,277)

Earnings (loss) per share attributable to shareholders:
Basic
Income (loss) from continuing operations	$ (0.86)	$ (0.85)	$ 0.37	$ (4.76)
Income (loss) from discontinued operations	-	0.01	(0.05)	(0.06)
Net income (loss) attributable to shareholders	$ (0.86)	$ (0.84)	$ 0.32	$ (4.82)

Diluted
Income (loss) from continuing operations	$ (0.86)	$ (0.85)	$ 0.36	$ (4.76)
Income (loss) from discontinued operations	-	0.01	(0.05)	(0.06)
Net income (loss) attributable to shareholders	$ (0.86)	$ (0.84)	$ 0.31	$ (4.82)

Weighted average common shares outstanding
Basic	21,026	19,172	19,674	16,448
Diluted	21,026	19,172	19,821	16,448

2010 Fourth Quarter and Year-End Teleconference and Webcast

The Company will host a conference call with investors to discuss 2010 fourth quarter and year-end results.  The Company invites you to join Richard W. McCullough, Chairman and Chief Executive Officer, Gysle R. Shellum, Chief Financial Officer, Barton R. Brookman, Senior Vice President – Exploration and Production, and Lance A. Lauck, Senior Vice President – Business Development, for a conference call on Thursday, February 24, 2011, for a discussion of its results.  The related slide presentation will also be available on PDC’s website at www.petd.com.

Event:                           Thursday, February 24, 2011, 1:00pm EST
Webcast:                           www.petd.com
Domestic:                           877-312-5520
International:                           253-237-1142
Conference ID:                           41925734

Replay Numbers:
Domestic:                           800-642-1687
International:                           706-645-9291
Conference ID:                           41925734

About PDC Energy

PDC Energy is an independent energy company engaged in the development, production and marketing of natural gas and oil.  Its operations are focused in the Rocky Mountains with additional operations in the Appalachian and Permian Basins.  PDC is included in the S&P SmallCap 600 Index and the Russell 3000 Index of Companies.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 ("Securities Act") and Section 21E of the Securities Exchange Act of 1934 ("Exchange Act") regarding PDC’s business, financial condition, results of operations and prospects.  All statements other than statements of historical facts included in and incorporated by reference into this report are forward-looking statements.  Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein, which include statements of estimated natural gas and oil production and reserves, drilling plans, future cash flows, anticipated liquidity, anticipated capital expenditures and management’s strategies, plans and objectives.  However, these are not the exclusive means of identifying forward-looking statements herein.  Although forward-looking statements contained in this report reflect the Company’s good faith judgment, such statements can only be based on facts and factors currently known to PDC.  Consequently, forward-looking statements are inherently subject to risks and uncertainties, including risks and uncertainties incidental to the exploration for, and the acquisition, development, production and marketing of natural gas and oil, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.  Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	changes in production volumes, worldwide demand and commodity prices for natural gas and oil;
•	changes in estimates of proved reserves;
•	declines in the values of PDC’s natural gas and oil properties resulting in impairments;
•	the timing and extent of the Company’s success in discovering, acquiring, developing and producing natural gas and oil reserves;
•	PDC’s ability to acquire leases, drilling rigs, supplies and services at reasonable prices;
•	the timing and closing, if consummated, of the mergers of the three 2005 partnerships;
•	reductions in the borrowing base under the Company’s credit facility;
•	risks incident to the drilling and operation of natural gas and oil wells;
•	future production and development costs;
•	the availability of sufficient pipeline and other transportation facilities to carry PDC’s production and the impact of these facilities on price;
•	the effect of existing and future laws, governmental regulations and the political and economic climate of the United States of America ("U.S.");
•	changes in environmental laws and the regulations and enforcement related to those laws;
•	the identification of and severity of environmental events and governmental responses to the events;
•	the effect of natural gas and oil derivative activities;
•	conditions in the capital markets; and
•	losses possible from pending or future litigation.

Further, PDC urges you to carefully review and consider the cautionary statements made in this press release, the annual report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission ("SEC") on February 24, 2011 ("2010 Form 10-K"), and other filings with the SEC and public disclosures.  The Company cautions you not to place undue reliance on forward-looking statements, which speak only as of the date made.  Other than as required under the securities laws, PDC undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this report or currently unknown facts or conditions or the occurrence of unanticipated events.

Contact:                 Marti J. Dowling
Manager Investor Relations
303-831-3926
ir@petd.com